EXHIBIT 99.1

Hi-Tech Pharmacal Reports Sales of $59.9 million for the Third Quarter Ended January 31, 2014

AMITYVILLE, N.Y – March 11, 2014 – Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the third fiscal quarter ended January 31, 2014.

•	Net sales of $59.9 million for the third quarter compared to $64.3 million for the same prior year period

•	GAAP income of $8.4 million or $0.59 per diluted share for the third quarter
•	Adjusted non-GAAP net income of $10.6 million or $0.75 per diluted share for the third quarter
•	Net sales of $169.0 million for the nine month period compared to $173.9 million for the same prior year period
•	GAAP income of $14.1 million or $1.00 per diluted share for the nine month period
•	Adjusted non-GAAP net income of $28.3 million or $2.01 per diluted share for the nine month period

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
Net sales	$59,902,000	$64,331,000	$169,004,000	$173,911,000
GAAP net income	$8,351,000	$5,940,000	$14,088,000	$20,868,000
Adjusted non-GAAP net income	$10,605,000	$8,512,000	$28,332,000	$28,252,000
GAAP Diluted EPS	$0.59	$0.43	$1.00	$1.53
Adjusted non-GAAP Diluted EPS	$0.75	$0.62	$2.01	$2.08
Diluted Shares	14,220,000	13,730,000	14,100,000	13,603,000

(see Table I for reconciliation to GAAP numbers)

Quarterly Results

For the three months ended January 31, 2014, the Company reported net sales of $59,902,000, a decrease of 7% from $64,331,000 for the same period last year.

During the quarter ended January 31, 2014, net sales of generic pharmaceutical products were $47,761,000, a decrease of 12% compared to $54,148,000 for the same fiscal 2013 period. The primary reason for the decrease was due to lower sales of Fluticasone Propionate nasal spray. Sales of Fluticasone decreased to $10,900,000 from $23,000,000 in the same fiscal 2013 period as the Company sold fewer units at a lower average price. Higher sales of Guaiatussin AC, Lactulose, Clobetasol and sales of the newly launched Bromfenac ophthalmic solution partially offset this decrease.

Sales for the Health Care Products division (“HCP”), which markets the Company’s branded OTC products, decreased 20% to $4,106,000 for the three months ended January 31, 2014 compared to $5,104,000 for the same fiscal period in the prior year due to lower sales of Zostrix® and Sinus Buster®. Additionally, sales of Diabetic Tussin® decreased due to a weaker cough, cold and flu season.

Sales for ECR Pharmaceuticals (“ECR”), which markets the Company’s branded prescription products, were $8,035,000 for the three months ended January 31, 2014, up 58% from $5,079,000 for the same period in the prior year. The increase was primarily due to a price increase for TussiCaps®. In addition, sales of our Zolvit® formula increased during the period after rebranding it as Lortab®.

Cost of goods sold decreased to $27,962,000 for the three months ended January 31, 2014 from $31,452,000, and decreased as a percentage of sales to 47% from 49% of sales. The decrease in cost of goods sold as a percentage of net sales is primarily due to lower input costs and new manufacturing equipment that has enabled productivity improvements. Additionally, the Company sold more units of higher margin generic product and fewer units of lower margin product. Price increases across most ECR product lines also contributed to this trend.

Selling, general and administrative expenses decreased to $14,212,000 from $16,538,000, a 14% decrease compared to the same fiscal 2013 period. The decrease was partially due to decreases in legal and accounting expenditures, and advertising for the HCP division. As a percentage of sales, SG&A decreased to 24% from 26% for the three months ended January 31, 2014.

Amortization expense for the quarter ended January 31, 2014 was $1,651,000, a slight increase from $1,618,000 for the comparable fiscal 2013 period due to intangible asset purchases during the fiscal year.

For the three months ended January 31, 2014, research and product development costs decreased by 25% to $4,449,000 from $5,964,000 for the comparable fiscal 2013 period due to the timing of spending on projects requiring clinical trials.

For the three months ended January 31, 2014, the Company recorded GAAP net income of $8,351,000, a 41% increase from net income of $5,940,000, for the same period in the prior year. On a fully diluted share basis, EPS increased 37% to $0.59 from $0.43 in the prior year. The Company reported adjusted non-GAAP quarterly net income of $10,605,000 or $0.75 per fully diluted share for the three months ended January 31, 2014, compared to adjusted non-GAAP net income of $8,512,000 or $0.62 per fully diluted share for the same period in the prior year.

On August 26, 2013, the Company entered into a definitive agreement under which Akorn, Inc. (“Akorn”) will acquire the Company for cash. Under the terms of the agreement, Akorn will acquire the Company for $640,000,000, or $43.50 per share. Akorn intends to fund the transaction through a combination of Hi-Tech cash assumed and approximately $600,000,000 in term loan borrowings. The acquisition will be subject to customary conditions, including termination of the waiting period under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Pending the satisfaction of such customary conditions, the Company anticipates closing the transaction in April of 2014.

Non-GAAP Financial Measures

The Company is disclosing non-GAAP financial measures when providing financial results. Primarily due to settlements and loss contingency accruals, the Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (“GAAP”). In addition to disclosing its financial results determined in accordance with GAAP, the Company is disclosing certain non-GAAP results that exclude items such as amortization and depreciation expense, share-based compensation expense, interest expense and income, and other costs related to settlements and loss contingency accruals in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance, because the Company's management uses these measures internally for forecasting, budgeting and measuring its operating performance. Whenever the Company uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Other Information

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech’s ability to control or estimate precisely; including, but not limited to, (1) the impact of competitive products and pricing, (2) product demand and market acceptance, (3) new product development, (4) the regulatory environment, (5) reliance on key strategic alliances, (6) availability of raw materials, (7) fluctuations in operating results, (8) loss of customers or employees, (9) the possibility that legal proceedings may be instituted against Hi-Tech, (10) the occurrence of any event, change or other circumstances that could give rise to the termination of Hi-Tech’s merger agreement with Akorn, (11) the failure to satisfy any of the other closing conditions to the merger, (12) the failure of Akorn to obtain the necessary financing arrangements set forth in the commitment letter providing for its financing of the merger, (13) risks related to disruption of management’s attention from Hi-Tech’s ongoing business operations due to the transaction, (14) the effect of the announcement of the merger on the ability of Hi-Tech to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, and (15) other results and other risks detailed from time to time in Hi-Tech’s filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management’s current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.

William Peters, CFO

(631) 789-8228

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
Net sales	$59,902,000	$64,331,000	$169,004,000	$173,911,000
Cost of goods sold	27,962,000	31,452,000	80,329,000	86,122,000

Gross profit	31,940,000	32,879,000	88,675,000	87,789,000

Costs and expenses:
Selling, general and administrative expense	14,212,000	16,538,000	40,761,000	38,875,000
Amortization expense	1,651,000	1,618,000	4,960,000	5,136,000
Research and product development costs	4,449,000	5,964,000	13,499,000	13,779,000
Royalty income	(243,000)	(368,000)	(813,000)	(1,403,000)
Contract research income	—	—	(554,000)	(2,000)
Settlements and loss contingencies	—	—	10,200,000	—
Interest expense	69,000	138,000	245,000	441,000
Interest income and other	(509,000)	(60,000)	(599,000)	(183,000)

Total	$19,629,000	$23,830,000	$67,699,000	$56,643,000

Income before provision for income taxes	12,311,000	9,049,000	20,976,000	31,146,000
Provision for income tax expense	3,960,000	3,109,000	6,888,000	10,278,000

Net income	$8,351,000	$5,940,000	$14,088,000	$20,868,000

Basic earnings per share	$0.60	$0.44	$1.03	$1.58

Diluted earnings per share	$0.59	$0.43	$1.00	$1.53

Weighted average common shares outstanding, basic	13,863,000	13,409,000	13,694,000	13,216,000
Effect of potential common shares	357,000	321,000	406,000	387,000

Weighted average common shares outstanding, diluted	14,220,000	13,730,000	14,100,000	13,603,000